Exhibit 99.1

American States Water Company Announces Promotion of James C. Cotton to Senior Vice President of ASUS

SAN DIMAS, Calif.--(BUSINESS WIRE)--December 22, 2014--American States Water Company (NYSE:AWR) announces the promotion of James C. Cotton to Senior Vice President and Procurement Officer of American States Utility Services, Inc. (“ASUS”) effective December 18, 2014. ASUS is a wholly-owned subsidiary of AWR providing operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government. The Board of Directors of ASUS has delegated to Mr. Cotton the duties of Mr. McClellan Harris who retired as Senior Vice President and Assistant Secretary of ASUS on November 21, 2014.

Mr. Cotton joined ASUS in June 2008 as Director of Contracts. He was promoted to Vice President of Contracts in November 2012. Prior to joining ASUS, he had a 15 year career with the U.S. Department of Defense including service as (i) Deputy Commander, Defense Energy Support Center – Europe (Europe, Africa, Northern Iraq) in direct support of Iraqi Operations and the Global War on Terror, (ii) Deputy Director of Bulk Supplier Operations, Petroleum and Energy (U.S., Europe, Middle East and Africa), (iii) Director of Iraqi Operations (Baghdad) in direct support of Operation Iraqi Freedom, and (iv) Director of Utilities Privatization.

Commenting on the announcement, Robert J. Sprowls, President and Chief Executive Officer of both AWR and ASUS, said, “We are pleased to have Jim assume this key role at ASUS and help us continue to grow the contracted services business. He has many years of valuable experience in the business along with highly-relevant experience with the U.S. Department of Defense. I am confident that he will be very effective as our new Senior Vice President at ASUS and continue our commitment to serve our troops through operating, maintaining and constructing water and wastewater systems on military bases throughout the country.”

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 257,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
(909) 394-3600, extension 707